EXHIBIT 99.2

Glossary of Terms

Amplifier	A device that boosts the strength of an electronic signal.

Analog	An electronic or optical signal that varies in a continuous manner. Also, a device that sends or receives such a signal.

Analog Transport	Transmission network equipment that conveys information in the form of analog signals.

AO Rate	Additional Outlet Rate. The average number of set-tops per home in a cable system.

ASIC	Application Specific Integrated Circuit. Combines many functions onto one microchip and is designed for a special application or protocol.

Bandwidth	(1) A measure of frequency use or capacity. (2) A measure of frequency width of a transmission channel. (3) Colloquially: The data rate of a digital signal.

Broadband	A characteristic of a network that indicates that a wide band of frequencies is available. A large amount of information can be carried by multiplexing and transmitting on many different frequencies simultaneously. Sometimes used more narrowly to describe cable modem service or DSL (digital subscriber line) service from a telephone company.

Broadband Service Provider	A company that provides video, voice, and data services over a high-capacity network.

CableCARD	A removable security module which, when inserted in an OpenCable certified set-top, television, or other device, enables delivery of digital video programming and other services.

CableLabs	Cable Television Laboratories. A research consortium sponsored by cable television operators.

Cable Modem	A consumer electronics device that provides data communications services which are considerably faster than those available through a dial-up telephone modem.

CATV	Community Antenna Television, sometimes also an abbreviation for “Cable Television.”

CE	A European Union standards certification that covers a large range of product characteristics. Adopted in 1996 as a homogenization of various individual European standards into one set of standards for the European Union. A manufacturer of a product provides a Declaration of Conformity stating which specific directives the product has been successfully tested to.

CLEC	Competitive Local Exchange Carrier. A telephone company that competes with the incumbent local exchange carrier (ILEC), such as a Regional Bell Operating Company (RBOC), GTE, ALLNET, etc.

CMTS	Cable Modem Termination System. The device at the headend that provisions and communicates with cable modems over a hybrid fiber coax network.

Commercial Services	Voice and data communication services offered to business customers, rather than to consumers.

Compression	A method for compacting the digital representation of a signal for more efficient transmission or storage.

Conditional Access	A system that provides selective access to programming to individual customers in exchange for payment.

DSL	Digital Subscriber Line. Technology that enables high-speed data transmission over a twisted-pair copper telephone line.

Die-casting	An enclosure, typically made of cast aluminum, which is used to protect sensitive optoelectronic and electronic equipment from precipitation and humidity.

Digital Interactive Set-top	A cable television terminal that receives a video signal that is transmitted across a network as a series of 1s and 0s, instead of as a continuously varying electronic signal. A digital interactive set-top also allows the consumer to access interactive applications, such as video-on-demand and subscription video-on-demand.

Digital Interactive Television	A television service that allows the consumer to access a broad range of applications which permit the user to select or alter content or information presentation, such as video-on-demand and subscription video-on-demand.

Digital Transport	Transmission network equipment that conveys information by representing signals as a series of 1s and 0s, instead of as a continuously varying electronic signal.

Digital Video	Video that is transported across a network as a series of 1s and 0s, instead of as a continuously varying electronic signal and typically uses compression techniques to reduce the bandwidth required for transmission or storage.

Digital Video Recorder	A device that receives video from a network and provides for the storage of video on a disk drive in a manner that enables the user to recall the video for presentation at a later time or repetitively. Allows the user to pause or delay the viewing of live television content.

DBS	Direct Broadcast Satellite. The generic term used to describe companies that provide video services to consumers’ homes via satellite transmission.

DOCSIS	Data Over Cable Service Interface Specifications. DOCSIS is the cable television industry’s standard for cable modems.

DOCSIS 1.0	The first version of the DOCSIS protocol standard.

DOCSIS 1.1	The second version of the DOCSIS protocol standard, which contains quality of service (QoS) traffic management functions as well as cable modem authentication extensions.

DOCSIS 2.0	The third version of the DOCSIS protocol standard, developed to significantly increase the upstream data carrying capacity.

DVD	Digital Versatile Disk. A consumer electronics technology that can read information from a removable plastic disk. This information may be data for a computer program or video or other multimedia content.

DVR	Digital Video Recorder. A set-top containing a hard disk that is capable of locally storing video content and allowing a consumer to pause or rewind live television.

Electronic Program Guide	A component of an entertainment system that provides information about content offerings, including time of showing, to a user of the system on the display device that the user accesses the content with.

eMTA	Embedded Multimedia Terminal Adapter. A cable modem that is capable of connecting a telephone to the network.

Encoder	Electronic equipment that converts analog video and audio into digital video and audio for transmission across a satellite or cable network.

Encryption	A form of encoding transmitted data for security purposes and which typically requires a decryption “key” to decipher the transmission upon receipt.

Ethernet	The most prevalent local area network technology.

Euro-DOCSIS	The European version of the Data Over Cable Service Interface Specifications. DOCSIS is the cable television industry’s standard for cable modems.

Frequency	The number of times a complete electrical or electromagnetic wave cycle occurs in a fixed unit of time, usually one second.

FTTC	Fiber to the Curb. A network in which signals are transmitted over optical fiber from a central office to small groups of homes. Over the remaining distance, the signals are transmitted over twisted-pair copper telephone wires.

FTTP	Fiber to the Premises. A network in which signals are transmitted over optical fiber from a central office to the side of each home or business.

GigaQAM	Gigabit Ethernet QAM Modulator. A Scientific-Atlanta product that is used for delivery of video-on-demand services. A GigaQAM is a single piece of electronic equipment that has four modulators, each of which outputs four 6-MHz RF channels, and can translate signals received from IP-based networks to cable networks. QAM, or Quadrature Amplitude Modulation, is the standard digital modulation technique used for entertainment and data services in cable television systems.

H.264	An enhanced encoding technique that produces greater compression than the commonly used MPEG-2 standard. It extends the basic MPEG-2 approach.

Headend	The cable operator’s building in which all content (video, voice, and data) is received, and signals are processed and converted for distribution over the cable network. Also refers to equipment that performs these functions.

HFC	Hybrid Fiber Coax. A network in which signals are transmitted over optical fiber to a neighborhood and then over coaxial cable to individual homes.

High-definition Television or HDTV	A digital television set that displays video with at least twice the resolution of traditional analog television sets which produces a picture with greater detail and supports a 16x9 aspect ratio for wider picture formats.

High-speed Data	A generic term that is used to describe consumer data communications services that are considerably faster than those available through a dial-up telephone modem. Cable modem and the phone companies’ DSL (Digital Subscriber Line) service are examples of high-speed data services.

Home Entertainment Server	A digital set-top device that includes an integrated hard drive. These devices allow users to record program content so that it may be viewed at a time when it is convenient. This device also allows users to pause, fast-forward and/or rewind live television broadcasts and enables content stored on the hard drive to be shared with other digital set-tops located in a user’s home.

ILEC	An incumbent local exchange carrier, such as a Regional Bell Operating Company (RBOC), GTE, ALLNET, etc.

Integrated Receiver and Decoder	Electronic equipment that can receive a satellite signal through an appropriate antenna and convert the signal into a format for further processing and transmission on a cable system or for viewing on a television set.

IP	Internet Protocol. The worldwide de facto suite of standards and protocols for data communications.

Modem	A data communications device that accepts a digital signal, then converts (or “modulates”) it into an analog signal that another modem can convert back (or “demodulate”) into digital form.

Modulator	Electronic equipment that modifies characteristics of a carrier signal (such as frequency or amplitude) to add information to the signal.

MQAM	Multi QAM Modulator. A Scientific-Atlanta product that is used for delivery of video-on-demand services. MQAMs combine four modulators into a single piece of electronic equipment. QAM, or Quadrature Amplitude Modulation, is the standard digital modulation technique used for entertainment and data services in cable television systems.

MSO	Multiple System Operator. A cable television company that operates more than one cable television system.

MPEG-2	A video compression standard commonly used by cable television operators and direct broadcast satellite providers to provide digital video services.

MTA	Multimedia Terminal Adapter. The device in a PacketCable network that connects the subscriber equipment (such as a telephone) to the network.

Multimedia	Information that contains multiple formats, such as video, audio, data, and images sometimes with multiple simultaneous displays and often provides opportunities for user interaction.

NGNA	Next Generation Network Architecture. An effort sponsored by several large cable operators to define transmission and set-top requirements for future all-digital networks.

Node	A node is the termination of the cable operator’s optical network. It converts an optical signal, received from the headend, into an electrical signal, which is sent over coaxial cable to consumers’ homes. It also receives electrical signals from consumers’ homes and converts them into optical signals for transmission back to the headend.

OCAP	OpenCable Application Platform. A software interface specification for portable, interactive applications and services.

OpenCable	An initiative seeking to establish a common set of requirements for interoperable digital set-top boxes, television receivers, and other advanced digital devices manufactured by multiple vendors.

Optical Transmitter	A laser and related components that convert electrical signals to optical signals for transmission through a fiber-optic network.

Optical Transport	Transmission network equipment that conveys optical signals, rather than electronic signals.

Optoelectronics	Equipment that contains both optical and electronic components and that performs functions which enable transmission of signals across a network.

Overlay	To install a digital video system that coexists in the same network with an existing digital video system.

PacketCable	A CableLabs-led initiative to develop interface specifications for networks to enable multimedia services such as IP telephony, multimedia conferencing, interactive gaming, and general multimedia applications.

Passive	A component (of a network or device) that requires no external source of power for it to function.

Plug and Play	Rules adopted by the Federal Communications Commission designed to ensure that most cable systems are compatible with digital television receivers and related consumer electronics equipment.

QAM Modulator	Electronic equipment that converts a digital signal into a format that can be carried on a cable television system. QAM, or Quadrature Amplitude Modulation, is the standard digital modulation technique used for entertainment and data services in cable television systems.

Radio Frequency	An electronic signal which, when found on a cable television network, typically has a frequency between 5MHz and 1000 MHz.

RBOC	Regional Bell Operating Company.

Receiver	Electronic or optical equipment that can receive signals on a network and process them for further transmission or presentation.

Reverse Path	The communications channel over a cable network from the consumer’s home to the headend.

RF	Radio Frequency. Analog electrical signals sent over a cable network in the range of 5 to 1000 MHz.

RF Amplifier	Electronic equipment that strengthens an electronic signal that has weakened due to transmission over some distance of coaxial cable in a cable television network.

Router	A network device that connects two or more recognized computer networks to each other.

Satellite Transponder	Electronic equipment on a satellite in orbit that receives a signal and then re-broadcasts the signal to multiple receivers dispersed across a broad geographic area.

Set-top Box	An electronic device that may be used in a customer’s home to enable video services.

Signal Scrambling	Techniques used to make electronic signals more difficult to receive without authorization.

Statistical Multiplexer	Electronic equipment that combines together multiple digital signals in such a way to make more efficient use of a transmission network.

Subscriber	A household or business that legally receives and pays for cable and/or pay television service for its own use.

Subscription Video-on-Demand	A cable television service that allows access at the time of the consumer’s choosing to a variety of programs which are stored on disk drives in the cable operator’s network.

Switched Digital Video (SDV)	Digital video transmission received over a switched network.

Systems Integration	A service in which hardware and software products, often from multiple suppliers, are combined to create a complex network or system.

Taps	A device that connects a coaxial cable to one or more drop cables, which then carry the signal directly into the consumers’ homes.

Transmission Plant	The optoelectronic and electronic equipment, together with the optical fiber and coaxial cable that connect a headend to consumers’ homes.

Transmission Plant Upgrade	A process, often including significant construction activities, through which the capacity of a cable television network is increased.

Tuner	An electronic device that can select a desired signal from a network that simultaneously carries a large number of signals. The desired signal may contain a television channel, a high-speed data communications signal for a cable modem, or a voice signal.

Up-conversion	The process of changing the frequency of a signal before inserting it into a transmission network.

VCR	Video Cassette Recorder. A consumer electronics device that allows video to be played from, or recorded to, a cassette containing a spool of magnetic tape.

Video-on-Demand	A cable television service that, for a transaction fee, allows a consumer to access and control playout of a variety of programs which are stored on disk drives in the cable operator’s network.

VoIP	Voice over Internet Protocol. A telephone service in which the signals are transmitted in packet-switched networks based on Internet Protocol (IP), rather than on traditional circuit switched networks.

WDM	Wavelength Division Multiplexing. Technology that enables the capacity of fiber-optic lines to be increased through the use of different wavelengths (or colors).